The information in this  preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement and the accompanying  prospectus  supplement and prospectus are not offers to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                 Filed Pursuant to Rule 424(b)(5)
Registration No. 333-126987

Subject to Completion
Preliminary Pricing Supplement dated June 6, 2007

PRICING SUPPLEMENT
(To Prospectus Supplement and
Prospectus, each dated September 6, 2005)

€

Medium Term Notes – Fixed Rate
Series F

% Notes due 2014
________________

Interest on the Notes will be payable annually on           of each year, commencing                , 2008.  The Notes will mature on                 , 2014.  We may not redeem the Notes prior to maturity unless certain events occur involving changes in United States taxation, as set forth in this pricing supplement.  See “Description of the Notes—Redemption for Tax Reasons.”

The Notes will be issued only in minimum denominations of €50,000 and integral multiples thereof.  Each owner of a beneficial interest in a Note will be required to hold such beneficial interest in a minimum principal amount of €50,000.

The Underwriters expect to offer the Notes for sale primarily outside of the United States, but may also offer the Notes in the United States.

Application will be made to list the Notes on the New York Stock Exchange.

Investing in the Notes involves risks. See “Risk Factors” in the accompanying prospectus supplement.
________________

	Price to Public	Underwriters’ Discount	Proceeds to Company
Per Note	%	%	%
Total	€	€	€

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

The Underwriters expect to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company, Clearstream Banking société anonyme and Euroclear Bank S.A./N.V. against payment in immediately available funds on       , 2007.

________________
Joint Book-Running Managers
BNP PARIBAS	Citi	Deutsche Bank	Merrill Lynch & Co.

________________

June   , 2007

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this pricing supplement or the accompanying prospectus supplement and prospectus is accurate as of any date other than the date on the front of this pricing supplement.

The Notes are offered for sale in those jurisdictions in the United States, Europe, and elsewhere where it is lawful to make such offers.  See “Offering Restrictions.”
________________

TABLE OF CONTENTS

Pricing Supplement

Page ______
Use of Proceeds	PS-3
Description of the Notes	PS-4
Certain United States Federal Income Tax Considerations	PS-13
European Union Tax Reporting and Withholding	PS-16
Supplemental Plan of Distribution	PS-17
Offering Restrictions	PS-18

Prospectus Supplement

Page ______
Risk Factors	S-3
Special Note Regarding Forward-Looking Statements	S-5
Description of the Notes	S-6
Special Provisions Relating to Foreign Currency Notes	S-26
Certain United States Federal Income Tax Considerations	S-28
Plan of Distribution	S-35

Prospectus

Page ______
About This Prospectus	2 2 2 3 3 10 11 11 12 12
Colgate-Palmolive Company
Use of Proceeds
Ratio of Earnings to Fixed Charges
Description of Debt Securities
Plan of Distribution
Where You Can Find More Information
Incorporation of Information We File with the SEC
Validity of the Debt Securities
Experts

The distribution of this pricing supplement, prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law.  Persons into whose possession this pricing supplement, prospectus supplement and prospectus come should inform themselves about and observe any such restrictions.  This pricing supplement, prospectus supplement and prospectus do not constitute, and may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.  See “Offering Restrictions.”

References herein to “$” and “dollars” are to the currency of the United States.  References to “€” and “euro” are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union.

USE OF PROCEEDS

The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which we issued for general corporate purposes and working capital. As of June 5, 2007, Colgate's outstanding commercial paper had a weighted average interest rate of 4.92644% with maturities ranging from 1 day to 91 days.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the Notes supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the notes and the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Notes will be issued under an indenture dated as of November 15, 1992, between Colgate and The Bank of New York, as trustee.  The Bank of New York will also act as paying agent, registrar and exchange agent. The Notes will be unsecured and will have the same rank as all of Colgate’s other senior unsecured debt.  The Notes will bear interest from      , 2007, at the rate of interest stated on the cover page of this pricing supplement.  Interest on the Notes will be payable annually on  commencing      , 2008, to the persons in whose names such securities are registered at the close of business on the       preceding each      .  Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or      , 2007 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date.  This payment convention is commonly referred to as ACTUAL/ACTUAL (ICMA). The Notes will mature on      , 2014.

The Notes are not subject to redemption prior to maturity unless certain events occur involving United States taxation.  If any of these special tax events do occur, the Notes may be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption.  See “—Redemption for Tax Reasons.”  The Notes will be issued in denominations of €50,000 and multiples of €50,000 in excess thereof.

We may, without the consent of the holders of Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Notes, provided however, that no such additional notes may be issued unless such additional notes are fungible with the Notes for U.S. federal income tax purposes.  Any additional notes having such similar terms, together with the Notes, will constitute a single series of notes under the indenture.  No additional notes may be issued if an event of default has occurred with respect to the Notes.

The currency of payment for the Notes is the euro.  However, payments in respect of interests in the global Note held through The Depository Trust Company (the “DTC Global Note”) will be made in U.S. dollars, unless the holder of a beneficial interest in such Notes elects to receive payment in euro.  See “—Payments in Euro.”

Payments in Euro

Initial holders will be required to pay for the Notes in euro.  The Bank of New York, as exchange agent, is prepared to arrange for the conversion of U.S. dollars into euro to facilitate payment for the Notes by U.S. purchasers.  Each conversion will be made by The Bank of New York on the terms and subject to the conditions, limitations and charges as The Bank of New York may from time to time establish in accordance with regular foreign exchange practices, and subject to United States laws and regulations.  All costs of conversion will be borne by the holder.

The Bank of New York, as exchange agent, will determine the amount of any U.S. dollar payment in respect of the DTC Global Note based on the highest firm bid quotation, expressed in U.S. dollars, that it receives at approximately 11:00 a.m., Brussels time, two Business Days before the applicable payment date.  To determine the highest quote, the exchange agent will request quotes from three (or, if three are not available, then two) recognized foreign exchange dealers in London (which may include the Underwriters, their affiliates or the exchange agent) for the purchase, and settlement on the applicable payment date, of the total amount of euro then payable.  All currency exchange costs will be deducted from the U.S. dollar payments.  If no bid quotations are available, we will make payments in euro, unless the euro is unavailable due to the imposition of exchange controls or other circumstances beyond our control.  In that case, we will make payments as described under “Exchange Rates and Exchange Controls.”

The holder of a beneficial interest in the DTC Global Note may elect to receive any payment in euro by notifying the participant of The Depository Trust Company (“DTC”) through which its Notes are held on or prior to the applicable Record Date of (1) the holder’s election to receive all or a portion of the payment in euro, and (2) wire transfer instructions for a euro account located outside of the United States.  DTC must be notified by its participants of an election and wire transfer instructions (1) on or prior to the third New York Business Day (as defined below) after the Record Date for any payment of interest, and (2) on or prior to the fifteenth New York Business Day prior to the date for any payment of principal.  DTC will notify the paying agent of an election and wire transfer instructions (1) on or prior to 5:00 p.m. New York City time on the fifth New York Business Day after the Record Date for any payment of interest, and (2) on or prior to 5:00 p.m. New York City time on the tenth New York Business Day prior to the date for any payment of principal.  If complete instructions are forwarded to DTC through DTC participants and by DTC to the paying agent on or prior to such dates, such holder will receive payment in euro directly from the paying agent; otherwise, only U.S. dollar payments will be made by the paying agent to DTC.

The term “Business Day” means any day, other than a Saturday or Sunday, (1) that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and (2) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor is open.

The term “New York Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

As of December 29, 2006, the $/euro rate of exchange was $1.3199 /€1 and as of June 4, 2007, the $/euro rate of exchange was  $1.3490/€1.

Exchange Rates and Exchange Controls

An investment in the Notes by a purchaser whose home currency is not the euro entails significant risks.  These risks include the possibility of significant changes in rates of exchange between the holder’s home currency and the euro and the possibility of the imposition or modification of foreign exchange controls.  These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies.  In recent years, rates of exchange between the euro and certain currencies have been highly volatile, and each holder should be aware that volatility may occur in the future.  Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur  during the term of the Notes.  Depreciation of the euro against the holder’s home currency would result in a decrease in the effective yield of such Note below its coupon rate and, in certain circumstances, could result in a loss to the holder.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or the euro is no longer used by the member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used.  Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the indenture.

Applicable Law and Foreign Currency Judgments

The Notes will be governed by and construed in accordance with the internal laws of the State of New York.  Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

Payments of Additional Amounts

All payments of principal and interest with respect to the Notes will be made without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by the United States or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by (i) the laws (or any regulations or rulings promulgated thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in the United States or any political subdivision thereof).  If a withholding or deduction at source is required, we will, subject to the limitations and exceptions set forth below, pay to a holder of Notes on behalf of an owner of a beneficial interest therein (an “Owner”) who is a United States Alien (as defined herein) such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of principal or interest with respect to such Notes after such withholding or deduction, will not be less than the amount provided for in the Notes.  However, we will not be required to make any payment of Additional Amounts for or on account of:

(a) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for

(1) the existence of any present or former connection between such Owner (orbetween a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of apower over, such Owner, if such Owner is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein, or

(2) the presentation of a Note for payment on a date more than 15 days after thedate on which such payment became due and payable or the date on which paymentthereof is duly provided for, whichever occurs later;

(b) any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge;

(c) any tax, fee, duty, assessment or other governmental charge imposed by reason of such Owner’s past or present status as a passive foreign investment company or controlled foreign corporation with respect to the United States or as a corporation which accumulates earnings to avoid U.S. federal income tax;

(d) any tax, fee, duty, assessment or other governmental charge which is payable otherwise than by withholding from payments of principal or interest with respect to the Notes;

(e) any tax, fee, duty, assessment or other governmental charge imposed on interest received by anyone who owns (actually or constructively) 10% or more of the total combined voting power of all classes of stock of our company;

(f) any tax, fee, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal or interest with respect to any Note, if such payment can be made without such withholding by any other Paying Agent with respect to the Notes;

(g) any tax, fee, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the Owner of such Note, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(h) any tax, assessment or other governmental charge imposed as a result of such holder of the Notes being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

(i) any tax, assessment or other governmental charge required to be imposed or withheld on a payment to an individual and such deduction or withholding is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(j) any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i);

nor shall Additional Amounts be paid to any holder of a Note, on behalf of any Owner who is a fiduciary or partnership or other than the sole Owner to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or Owner would not have been entitled to payment of the Additional Amounts had such beneficiary, settlor, member or Owner been the sole Owner of the Note.

The term “United States Alien” means any corporation, individual, partnership, trust or estate that for U.S. federal income tax purposes is a foreign corporation, nonresident alien individual, a foreign estate or trust or foreign partnership, one or more members of which is a foreign corporation, non-resident alien individual or foreign estate or trust.

Whenever there is mentioned herein, in any context, the payment of the principal of, or interest on, or in respect of, a Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the provisions of such Note and express mention of the payment of Additional Amounts (if applicable) in any provisions hereof shall not be construed as excluding Additional Amounts in those provisions hereof where such express mention is not made.

Redemption for Tax Reasons

We may redeem the Notes in whole, but not in part, at any time at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest (if any) to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if we determine, based upon a written opinion of independent counsel selected by us, that (i) as a result of any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States (or of any political subdivision or taxing authority thereof or therein affecting taxation) or the relevant taxing jurisdiction (or any political subdivision or taxing authority thereof or therein affecting taxation) or (ii) any change in application or official interpretation of such laws, regulations or rulings, which amendment or change is announced on or after the date of this pricing supplement, we would be required to pay Additional Amounts in respect of the Notes on the next payment date with respect to the Notes.

Notice of such redemption will be given not less than 30 days nor more than 60 days prior to the redemption date, provided that no such notice of redemption shall be given earlier than 90 days prior to the effective date of such change or amendment.

Book-Entry System

The Notes will be issued in the form of two global Notes, in fully registered form, without interest coupons attached, one of which will be the DTC Global Note, which will be deposited on or about June    , 2007 with The Bank of New York, as custodian for, and registered in the name of Cede & Co., as nominee for, DTC, and one of which will be deposited on or about June   , 2007 with The Bank of New York Depository (Nominees) Limited, as common depositary for, and in respect of interests held through, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking société anonyme (“Clearstream”) (the “International Global Note”).

Together, the Notes represented by the global Notes will equal the aggregate principal amount of the Notes outstanding at any time.  The amount of Notes represented by each of the DTC Global Note and the International Global Note will be evidenced in the register maintained for that purpose by the registrar.  Beneficial interests in the global Notes will be shown on, and transfers thereof will be affected only through, records maintained by DTC, Euroclear and Clearstream and their participants.  Except as described herein, individual registered certificates will not be issued in exchange for beneficial interests in the global Notes.

The holder of the DTC Global Note or of any beneficial interest therein will receive all payments under the Notes in U.S. dollars, unless such holder makes an election as described herein for payment in euro.  The amount payable in U.S. dollars will be determined as set forth under “—Payments in Euro” herein.

Beneficial interests in the global Notes will be held in denominations of €50,000 and integral multiples thereof.  Except as set forth below or in the accompanying prospectus supplement, the global Notes may be transferred, in whole but not in part, only to another nominee of the depository or to a successor of the depository or its nominee.

The following is based on information furnished by Clearstream or Euroclear, as the case may be.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.  Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.  Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”).  The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative.  The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants.  Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters.  Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”).  The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.  All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.  The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depository.  Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates.  Transactions may be settled by Clearstream in any of 36 currencies, including United States Dollars.  Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships.  As a professional depository, Clearstream is subject to regulation by the Luxembourg Monetary Institute.  Clearstream Participants are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters.  Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream Participant either directly or indirectly.

Individual certificates in respect of Notes will not be issued in exchange for the global Notes, except in very limited circumstances.  If Euroclear, Clearstream or DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a global Note and we do not appoint a successor clearing system within 60 days after receiving such notice from Euroclear, Clearstream or DTC, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Notes represented by such global Notes upon delivery of such global Notes for cancellation.

If individual certificates are issued, an owner of a beneficial interest in the global Notes will be entitled to physical delivery in definitive form of Notes represented by the global Notes equal in principal amount to its beneficial interest and to have those Notes registered in its name.  Notes issued in definitive form will be issued as registered Notes in denominations of €50,000 and integral multiples thereof.  You may transfer the definitive Notes by presenting them for registration to the registrar at its New York office.  Notes presented for registration must be duly endorsed by you or your attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by you or your attorney duly authorized in writing.  We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

In the case of a transfer of part of a holding of Notes represented by one certificate, a new certificate shall be issued to the transferee in respect of the part transferred and a further new certificate in respect of the balance of the holding not transferred shall be issued to the transferor.  Any new certificates shall be obtained at the specified office of the registrar within three business days of receipt by the registrar.  For the purposes of this paragraph, “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the registrar.

If we issue definitive Notes, we will do so at the office of The Bank of New York, the paying agent and registrar for the Notes, currently located at 101 Barclay Street, New York, New York 10286 or the office of any successor paying agent and registrar for the Notes.

We may pay interest on definitive Notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the record date corresponding to the relevant interest payment date.

Notwithstanding the foregoing, the common depositary, as holder of the Notes, may require the paying agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained in euro by the common depositary, by sending appropriate wire transfer instructions.  The paying agent must receive these instructions not less than ten days prior to the applicable interest payment date.

The paying agent will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a Note at the office of the paying agent.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures.  Book-entry interests in the Notes may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream.  Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC.  Transfers of book-entry interests in the Notes between Euroclear or Clearstream and DTC may be effected through the registrar and in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Euroclear, Clearstream and DTC Arrangements

So long as DTC or its nominee or Euroclear, Clearstream or the nominee of their common depositary is the registered holder of the global Notes, DTC, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such global Notes for all purposes under the indenture.  Payments of principal, interest and additional amounts, if any, in respect of the global Notes will be made to DTC, or the common depositary for Euroclear and Clearstream or their nominees, as the case may be, as the registered holder thereof. None of our company, any agent or any underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the United States Securities Act of 1933, as amended), have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions with respect to book-entry interests in the Notes held through Euroclear or Clearstream will be credited, to the extent received by Euroclear or Clearstream from the paying agent, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Holders of book-entry interests in the Notes through DTC will receive, to the extent received by DTC from the paying agent, all distributions with respect to book-entry interests in the Notes from the paying agent through DTC.  Distributions in the United States will be subject to relevant U.S. tax laws and regulations.

Interest on the Notes (other than interest on redemption) will be paid to the holder shown on the register on the applicable record date.  Trading between the DTC Global Note and the International Global Note will therefore be net of accrued interest from the record date to the relevant interest payment date.

Because DTC, Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

The holdings of book-entry interests in the Notes through Euroclear, Clearstream and DTC will be reflected in the book-entry accounts of each such institution.  As necessary, the registrar will adjust the amounts of the Notes on the register for the accounts of (i) The Bank of New York Depository (Nominees) Limited, as the common depositary for Euroclear and Clearstream and (ii) Cede & Co. to reflect the amounts of Notes held through Euroclear and Clearstream, and DTC, respectively.

Beneficial ownership of Notes will be held through financial institutions as direct and indirect participants in Euroclear, Clearstream and DTC.  Interests in the global Notes will be in  book-entry form.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled using the procedures applicable to United States corporate debt obligations if payment is effected in U.S. dollars, or free of payment if payment is not effected in U.S. dollars. Where payment is not effected in U.S. dollars, separate payment arrangements outside DTC are required to be made between the DTC participants.

Secondary market trading between Clearstream Participants and Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

When book-entry interests in the Notes are to be transferred from the account of a DTC participant holding a beneficial interest in the DTC Global Note to the account of a Euroclear Participant or Clearstream Participant wishing to purchase a beneficial interest in the International Global Note, the DTC participant will deliver to DTC instructions for delivery to the relevant Euroclear Participant or Clearstream Participant by 12:00 noon, New York City time, on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear Participant or Clearstream Participant. On the settlement date, the custodian will instruct the registrar to (i) decrease the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Note and (ii) increase the amount of Notes registered in the name of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note. Book-entry interests will be delivered free of payment to Euroclear or Clearstream, as the case may be, for credit to the relevant Euroclear Participant or Clearstream Participant on the first business day following the settlement date but for value on the settlement date.

When book-entry interests in the Notes are to be transferred from the account of a Euroclear Participant or Clearstream Participant to the account of a DTC participant wishing to purchase a beneficial interest in the DTC Global Note, the Euroclear Participant or Clearstream Participant must send to Euroclear or Clearstream delivery free of payment instructions by 7:45 p.m., Luxembourg/Brussels time, as the case may be, one business day prior to the settlement date. Euroclear or Clearstream, as the case may be, will in turn transmit appropriate instructions to the common depositary for Euroclear and Clearstream and the registrar to arrange delivery to the DTC participant on the settlement date. Separate payment arrangements are required to be made between the DTC participant and the relevant Euroclear Participant and Clearstream

Participant, as the case may be.  On the settlement date, the common depositary for Euroclear and Clearstream will (a) transmit appropriate instructions to the custodian who will in turn deliver such book-entry interests in the Notes free of payment to the relevant account of the DTC participant and (b) instruct the registrar to (i) decrease the amount of the Notes registered in the name of the common depositary for Euroclear and Clearstream and evidenced by the International Global Note and (ii) increase the amount of Notes registered in the name of Cede & Co. and evidenced by the DTC Global Note.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

All information in this pricing supplement on Clearstream and Euroclear is derived from Clearstream or Euroclear, as the case may be, and reflects the policies of these organizations; and these policies are subject to change without notice.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following sets forth certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, published rulings, administrative pronouncements and court decisions as of the date hereof, all of which are subject to change (including changes in effective dates) or possible differing interpretations.  The discussion below supplements the discussion set forth under the section entitled “Certain United States Federal Income Tax Considerations” that is contained in the accompanying prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that contained in the accompanying prospectus supplement.  This summary deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the U.S. dollar.  It also does not deal with holders other than original purchasers who purchase the Notes for an amount equal to the initial offering price.  If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors.  Moreover, all  persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. holder” means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.  Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Code and applicable Treasury regulations thereunder prior to such date that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be U.S. Holders.  As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

Payments of Interest in a Foreign Currency

Cash Method.  A U.S. Holder who uses the cash method of accounting for United States Federal income tax purposes and who receives a payment of interest on a Note  will be required to include in income the U.S. dollar value of the foreign currency payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars at that time, and such U.S. dollar value will be the U.S. Holder’s tax basis in such foreign currency.

Accrual Method.  A U.S. Holder who uses the accrual method of accounting for United States Federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income  that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period.  The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year.  A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year.  If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt.  The above election will apply to other obligations held by the U.S. Holder and may not be changed without the consent of the Internal Revenue Service (“IRS”).  Prior to making such an election, a U.S. Holders of Notes should consult their own tax advisor.

A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest income on the date such income is received.  The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the foreign currency payment received (determined at the spot rate on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

Purchase, Sale and Retirement of Foreign Currency Notes

A U.S. Holder who purchases a Note with previously owned foreign currency will recognize ordinary income or loss in an amount equal to the difference, if any, between such U.S. Holder’s tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the Note, determined on the date of purchase.

Upon the sale, exchange or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder’s tax basis in the Note.  Such gain or loss (except to the extent attributable to foreign currency gain or loss) generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the Note has been held by such U.S. Holder for more than one year.  To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income, with exchange gain or loss computed as described in “Payments of Interest in a Foreign Currency” above.  If a U.S. Holder receives foreign currency on such a sale, exchange or retirement, the amount realized will be based on the U.S. dollar value of the foreign currency on the date the payment is received or the instrument is disposed of (or deemed disposed of).  A U.S. Holder’s tax basis in a Note will equal the cost of the Note to such holder.

Gain or loss realized upon the sale, exchange or retirement of a Note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss which will not be treated as interest income or expense.  Gain or loss attributable to fluctuations in exchange rates will equal the difference between the U.S. dollar value of the foreign currency principal amount of the Note, determined on the date such payment is received or the Note is disposed of, and the U.S. dollar value of the foreign currency principal amount of the Note, determined on the date the U.S. Holder acquired the Note.  Such foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, exchange or retirement of the Note.

Exchange of Foreign Currency

A U.S. Holder will have a tax basis in any foreign currency received as interest or on the sale, exchange or retirement of a Note equal to the U.S. dollar value of such foreign currency, determined at the time the interest is received or at the time of the sale, exchange or retirement.  Any gain or loss realized by a U.S. Holder on a sale or other disposition of foreign currency (including its exchange for U.S. dollars or its use to purchase Notes) will be ordinary income or loss.

Disclosure of Reportable Transactions

Treasury Regulations require United States taxpayers to disclose  participation in a “reportable transaction”.  A taxpayer discloses a reportable transaction by attaching IRS Form 8886 to its Federal income tax return.  A penalty in the amount of $10,000 in the case of a natural person and $50,000 in any other case is imposed on any taxpayer that fails to timely disclose its participation in a reportable transaction.  A reportable transaction includes a transaction resulting in the taxpayer claiming a loss under Section 165 of the Code  in an amount equal to or in excess of certain threshold amounts.  A loss resulting from a “Section 988 transaction”, such as an investment in a Note, will constitute a Section 165 loss.  In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable threshold amount is $50,000 in any single taxable year.  Higher threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors.  Prospective investors should consult their tax advisors regarding any possible disclosure obligations with respect to their acquisition, ownership or disposition of the Notes in light of their particular circumstances.

Non-U.S. Holders

Holders of Notes that are non-U.S. Holders should refer to the discussion under “Certain United States Federal Income Tax Consequences – Non-U.S. Holders” and “- Backup Withholding” in the accompanying prospectus supplement.

EUROPEAN UNION TAX REPORTING AND WITHHOLDING

Directive 2003/48/EC (the “Directive”) of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005.  Under the directive, each EU member state is required to provide to the tax authorities of another member state details of payments of interest and other similar income paid by a paying agent within its jurisdiction to an individual in that other member state.  “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee.  Belgium, Luxembourg, and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding taxes through voluntary disclosure of the investment to the individual’s member state.  In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, including the option to apply withholding taxes as described above.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BNP Paribas, Citigroup Global Markets Ltd., Deutsche Bank AG, London Branch and Merrill Lynch International are acting as joint book-running managers of the offering and as representatives of the Underwriters named below. The Underwriters have severally, and not jointly, agreed to purchase from us, and we have agreed to sell to the Underwriters, the principal amount of Notes set forth below opposite their respective names.

Underwriter	Principal Amount of the Notes

BNP Paribas	€
Citigroup Global Markets Ltd.
Deutsche Bank AG, London Branch
Merrill Lynch International

Total	€

We have been advised by the Underwriters that the Underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to dealers at the public offering price less a concession not to exceed      % of the principal amount of the Notes.  Any Underwriter may allow, and such dealers may reallow, a concession not in excess of      % of the principal amount per Note to certain other dealers.  After the initial offering of the Notes to the public, the representatives of the Underwriters may change the public offering price and concessions.

The following table shows the Underwriters’ discount that we are to pay to the Underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Colgate __________
Per Note		%

The Notes are a new issue of securities with no established trading market.  The Underwriters have informed us that they intend to make a market in the Notes but are under no obligation to do so and such market making may be terminated at any time without notice.  We intend to apply to list the Notes on the New York Stock Exchange.  It is not possible to predict whether the application will be approved for listing or, if approved, whether the application will be approved prior to the settlement date.  Settlement of the Notes is not conditional on obtaining the listing, and we are not required to maintain the listing.

In connection with the offering, BNP Paribas, Citigroup Global Markets Ltd., Deutsche Bank AG, London Branch, and Merrill Lynch International on behalf of the Underwriters, may purchase and sell Notes in the open market.  These transactions may include over-allotment, syndicate, covering transactions and stabilizing transactions.  Over-allotment involves sales of

Notes in excess of the principal amount of Notes to be purchased by the Underwriters in this offering, which creates a short position for the Underwriters.  Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.  Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.  Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes.  They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions.  The Underwriters may conduct these transactions in the over-the-counter market or otherwise.  If the Underwriters commence any of these transactions, they may discontinue them at any time.

Expenses payable by us are estimated at $50,000.

We will deliver the Notes to the Underwriters at the closing of this offering when the Underwriters pay us the purchase price of the Notes.  The closing is expected to occur on      , 2007, which is five business days after the date of this pricing supplement (referred to as “T+5”).  Since trades in the secondary market generally settle in three business days, purchasers only wishing to trade Notes on the date of pricing and the day after will be required, by virtue of the fact that the Note initially will settle in T+5 settlement, to specify any alternative settlement arrangements to prevent a failed settlement.

The Underwriters and their affiliates have in the past provided, and may in the future provide, various investment banking and other services to Colgate, for which they have or would receive customary compensation from Colgate.

OFFERING RESTRICTIONS

The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the Underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this pricing supplement or prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the Underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the distribution agreement.

Noteholders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased.  These taxes and charges are in addition to the issue price set forth on the cover page.

United Kingdom

Each Underwriter has represented and agreed that it and each of its affiliates:

(a)  has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(i) of FSMA does not apply to us; and

(b)  has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

France

This pricing supplement relating to the     % Notes due 2014 (the “Notes”) and the accompanying prospectus supplement and prospectus, each dated September 6, 2005, have not been prepared in the context of a public offering of financial instruments in France within the meaning of Article L.411-1 of the French Code Monétaire et Financier (the “CMF”) and of Article 211-1 of the Réglement Général of the French Autorité des Marchés Financiers (the “RGAMF”) and have not been submitted to the Autorité des Marchés financiers for prior approval (visa) under the conditions set out inter alia by Articles 212-1 et seq. of the RGAMF.

Therefore, the Notes may only be available, in accordance with Article L.411-2-4° of the CMF, to qualified investors (investisseurs qualifiés) listed under Article D.411-1 of the CMF and/or to a restricted circle of investors (cercle restreint d'investisseurs), of less than 100 investors pursuant to Article D.411-2 of the CMF, in each case acting for their own account, within the meaning of, and in compliance with Articles D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the CMF and undertaking not to offer, market or distribute, sell or resell or otherwise retransfer, directly or indirectly to the public in France, any Notes purchased as a result, other than, if relevant, in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the CMF, and/or to persons providing portfolio management financial services (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), in the Republic of France.

Neither this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, which do not constitute an offer of financial instruments to the public or a solicitation to enter into a transaction involving financial instruments and which have not been submitted to and are not subject to the prior approval (visa) of the Autorité des Marchés Financiers under conditions set out inter alia by Articles 212-1 et seq. of the RGAMF, nor any information contained therein or any offering material relating to the Notes, may be distributed or caused to be distributed to the public in France.

Federal Republic of Germany

Each of the Underwriters has agreed and represented to comply with the following selling restrictions applicable to the Federal Republic of Germany.

Pursuant to the distribution agreement, each of the Underwriters has agreed that it shall not offer or sell the Notes in the Federal Republic of Germany other than in compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), the German Investment Act (Investmentgesetz), respectively, and any other laws and regulations applicable in the Federal Republic of Germany governing the issue, the offering and the sale of securities.

The Notes may neither be nor intended to be distributed by way of public offering, public advertisement or in a similar manner within the meaning of sections 2 Nr.4, 3 (1) of the German Securities Prospectus Act (Wertpapierprospektgesetz), section 8f (1) of the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz) and sections 1, 2 (11), 101 (1) and

 (2) of the German Investment Act (Investmentgesetz) nor shall the distribution of this document or any other document relating to the Notes constitute such public offer.

The distribution of the Notes has not been notified, and the Notes are not registered or authorised for public distribution, in the Federal Republic of Germany under the German Securities Prospectus Act (Wertpapierprospektgesetz) or the German Investment Act (Investmentgesetz).  Accordingly, this document has not been filed or deposited with the German Federal Financial Supervisory Authority (Bundesanstalt fuer Finanzdienstleistungsaufsicht - BaFin).

Prospective German investors in the Notes are urged to seek independent tax advice and to consult their professional advisors as to the legal and tax consequences that may arise from the application of the German Investment Tax Act (Investmentsteuergesetz) to the Notes and neither the company nor the Underwriters accept any responsibility in respect of the German tax position of the Notes.

Spain

The Notes may not be offered, sold or distributed in the Kingdom of Spain save in accordance with the requirements of Law 24/1988, of 28 July, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores) as amended and restated, and Royal Decree 1310/2005, of 4 November 2005, partially developing Law 24/1988, of 28 July, on the Securities Market in connection with listing of securities in secondary official markets, initial purchase offers, rights issues and the prospectus required in these cases (Real Decreto 1310/2005, de 4 de noviembre, por el que se dearrolla parcialmente la Ley 24/1988, de 28 de Julio, del Mercado de Valores, en materia de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos) and the decrees and regulations made thereunder. None of the Notes, this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus has been verified or registered in the administrative registries of the National Stock Exchange Commission (Comisión Nacional de Mercado de Valores), and therefore these documents are not intended for any public offer of the Notes in Spain.

The Notes may not be directly/indirectly sold, transferred or delivered in any manner, at any time other than to institutional investors in Spain (defined under Spanish Law as “Qualified Investor” to include (a) Legal entities authorised or regulated to operate in the financial markets, including: credit entities, investment service companies, other authorised or regulated financial entities, insurance companies, collective investment schemes and the management companies thereof, pension funds and the management companies thereof, authorised dealers in raw materials derivatives, as well as non-authorised or non-regulated entities which sole activity is the investment in securities; (b) National and regional governments, central banks, international and supranational organisms as the International Monetary Fund, the European Central Bank, the European Investment Bank and other similar international organizations (c) Other legal entities not qualifying as “small or mid-companies”; (d) Individuals residing in the Spanish State that have expressly requested to be considered as a “Qualified Investor” provided that he/she fulfils at least two of the three following conditions: (i) that the relevant investor has carried out transactions of a significant volume in the securities markets with a frequency of at least 10 transactions per quarter during the preceding four quarters; and /or (ii) that the investor’s securities portfolio has a volume higher than € 500,000; and /or (iii) that the investor is currently working or worked in the past for at least a year in the financial market in a post requiring a knowledge in securities investment; (e), “small or mid-companies” having their registered office in Spain that have expressly requested to be considered as a “Qualified Investor”).

Each investor will be deemed to have represented that (i) such investor has made its own independent decision to purchase the Notes and has not relied on any recommendation or advice from any of the Underwriters, (ii) such investor has not received any advertising or marketing material from the Underwriters regarding the sale of the Notes, and (iii) such investor already has all the required information and understands all the indicative terms, conditions and restrictions of the Notes.

The Republic of Italy

Each Underwriter represents and agrees that it has not offered, sold or delivered, will not offer, sell or deliver, has not distributed and will not distribute and has not made and will not make available in Italy any Notes, this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus or any other offering material relating to the Notes other than:

(a)
to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of Commissione Nazionale per la Società e la Borsa (CONSOB) Regulation No. 11522 of July 1, 1998, as amended; or

(b)
in circumstances which are exempted from the rules on public offerings pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of these documents or any other document relating to the Notes in Italy under (a) or (b) above must be:

(i)
made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, the Legislative Decree No. 385 of September 1, 1993, as amended (the “Banking Act”), and CONSOB Regulation No. 11522 of July 1, 1998, as amended; and

(ii)	in accordance with any other applicable laws and regulations.

Switzerland

This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus are being communicated in Switzerland to a small number of selected investors only. Each copy of these documents is addressed to a specifically named recipient and may not be passed on to third parties. The Notes are not being offered to the public in Switzerland, and none of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus or any other offering materials relating to the Notes may be distributed in connection with any such public offering.